Ormat Technologies, Inc.
Director’s Compensation

Fees	In U.S.Dollars
Director Retainer	$25,000
Board meeting fee
- In person	$2,500
- Joining by telephone to an ‘‘in person’’ meeting	$1,000
- Telephonic	$500
Committee meeting fee
- In person	$1,500
- Telephonic	$500
Committee Chair
Audit Committee	$7,500
Expense Reimbursement
Reimbursement of travel and lodging expenses for Board Meetings
Options Grants
- Initial Grant	7,500
- Annually from second year
Options are exercisable 12 months from date of grant. The exercise price will be the closing market price on the date of grant, unless Financial statements are released on such date, in which case the exercise price will be the closing price on the day following the date of the release.	7,500